UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 1, 2025

CONNECTONE BANCORP, INC.
(Exact name of Company as specified in its charter)

New Jersey	000-11486	52-1273725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

301 Sylvan Avenue
Englewood Cliffs, New Jersey		07632
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code  (844) 266-2548

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CNOB	NASDAQ
Depositary Shares (each representing a 1/40th interest in a share of 5.25% Series A Non-Cumulative, perpetual preferred stock)	CNOBP	NASDAQ

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 1, 2025 at 12:01 a.m., (the “Effective Time”), the Registrant (the “Company” or “ConnectOne”), completed its previously announced merger (the “Merger”) with The First of Long Island Corporation, a New York corporation (“FLIC”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2024, by and between the Company and FLIC. At closing, FLIC merged with and into the Registrant, with the Registrant as the surviving corporation.

Pursuant to the Merger Agreement, holders of FLIC common stock, par value $0.10 per share, received 0.5175 shares of the Registrant’s common stock, without par value (“Registrant Common Stock”) (the “Merger Consideration”) for each share of FLIC common stock held immediately prior to the Effective Time, with cash to be paid in lieu of fractional shares. Each outstanding share of Registrant Common Stock existing immediately prior to the Effective Time remained outstanding and was unaffected by the Merger.

Immediately following the Merger, The First National Bank of Long Island, a bank organized pursuant to the laws of the United States, and a wholly owned subsidiary of FLIC (“FNBLI”), merged (the “Bank Merger”) with and into ConnectOne Bank, a New Jersey state-chartered commercial bank and a wholly owned subsidiary of the Registrant, with ConnectOne Bank as the surviving entity (the “Bank”). The Bank will now conduct business only in the name of and under the brand of ConnectOne.

In connection with the Merger, FLIC Common Stock was delisted from trading on The NASDAQ Stock Market LLC.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 At the Effective Time, Mr. Christopher Becker, the former President and Chief Executive Officer and a Director of FLIC, and Messrs. Edward J. Haye and Peter Quick, former Directors of FLIC, were appointed to the Board of Directors of the Registrant and the Board of Directors of the Bank, both of which have been expanded to include fifteen members.

In connection with his appointment to the Board of Directors and his resignation from FLIC, Mr. Becker entered into that certain Vice Chairman and Separation Agreement with the Registrant (the “VCSA”), pursuant to which Mr. Becker will become Vice Chairman of ConnectOne and the Bank. Under the terms of the agreement, Mr. Becker will serve as Vice Chairman and will receive an annual cash retainer fee of $180,000 per year, in addition to receiving standard ConnectOne board fees, committee fees and equity awards. In addition, ConnectOne agrees to nominate Mr. Becker for election for three successive terms on the ConnectOne board, and to elect him to the ConnectOne Bank board for three successive terms, unless doing so would be inconsistent with the Board’s fiduciary duty. If the Board fails to nominate Mr. Becker, ConnectOne must pay Mr. Becker the compensation he would have received through the full term of the agreement. If shareholders decline to elect Mr. Becker, the agreement will terminate and he will not be entitled to any additional compensation. ConnectOne may also terminate the agreement, and Mr. Becker’s board service, for “cause”, as defined in the agreement, and he will not be entitled to any additional compensation. The foregoing description of the VCSA does not purport to be complete and is qualified in its entirety by reference to the full text of the VCSA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Aside from the foregoing, there are no arrangements or understandings between Messrs. Becker, Haye and Quick, and any other persons pursuant to which Messrs. Becker, Haye and Quick were selected as a director of ConnectOne.

Messrs. Becker, Haye and Quick have not yet been appointed to any committees of the Board of Directors of the Registrant or the Bank.

Except as previously disclosed, there are no material plans, contracts or other arrangements (or amendments thereto) to which Messrs. Becker, Haye and Quick are a party, or in which each participates, that was entered into or amended, in connection with Messrs. Becker, Haye and Quick being appointed as a director of ConnectOne and the Bank.

Item 8.01. Other Events.

On June 2, 2025, the Company issued a press release announcing the completion of the Merger.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated September 4, 2024 by and between ConnectOne Bancorp, Inc., and The First of Long Island Corporation (incorporated by reference) to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2025 *

10.1	Vice Chairman and Separation Agreement by and between the Registrant and Mr. Christopher Becker, dated June 1, 2025, by and between ConnectOne Bancorp, Inc. and Christopher Becker
99.1	Press Release of the Company, dated June 2, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) and 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTONE BANCORP, INC. (Registrant)

Dated: June 2, 2025	By:	/s/ William S. Burns
WILLIAM S. BURNS
Senior Executive Vice President and Chief Financial Officer